FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
April 6, 2006                                     3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com



                FX Energy to Present at IPAA's 2006 OGIS New York

Salt Lake City, April 6, 2006 - FX Energy, Inc. (Nasdaq: FXEN) announced today that the Company will make a presentation at the IPAA 2006 Oil & Gas Investment Symposium in New York on April 11, 2006. The presentation will be webcast beginning at 3:45 p.m. Eastern. A link to the presentation is available on the FX Energy website at www.fxenergy.com.

The Company will discuss its operational plans during the IPAA presentation in New York and also at the Boston Technical Presentation on April 13, 2006, beginning at 12:15 p.m. Eastern. A link to a webcast of the Boston presentation is also available on the Company's website.

About FX Energy
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FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.